Exhibit 1

2116-130 Adelaide St. W. Toronto, Ontario Canada M5H 3P5

For Immediate Release	News Release

AMEX: PAL, PAL.WS
TSX:  PDL, PDL.WT

North American Palladium Releases Infill Drilling Results
for Offset High Grade Zone

Toronto — April 29 - North American Palladium Ltd. is pleased to announce results from an infill drilling program for the Offset High Grade Zone (“OHGZ”) located at its Lac des Iles mine near Thunder Bay, Ontario.  A total of 44 drill holes, totaling 20,984 metres, were completed as part of this program. This drilling program was carried out from the Lac des Iles underground mine and targeted the upper portion of the OHGZ to a vertical depth of approximately 890 metres below surface.

The primary deposit at the Company’s Lac des Iles property is the Roby Zone, a disseminated magmatic nickel-copper-PGM deposit.  The OHGZ is believed to be the fault displaced continuation of the Roby Zone mineralization and is located below and approximately 250 meters to the west of the Roby Zone.  A mineral resource estimate for the OHGZ was prepared by Scott Wilson Roscoe Postle Associates (“RPA”) in October 2007 (see press release dated April 2, 2007). The report showed that the OHGZ has significantly more mineral resources than the current underground mine at similar grades, while still being open along strike to the north, south and at depth.

The objective of this drilling campaign was to increase the confidence level in the upper portion of the OHGZ and to upgrade a portion of the inferred mineral resources to the measured and indicated categories.  RPA has been retained to update the mineral resources on this portion of the zone.  A surface diamond drill program is also being carried out to determine the outer limits of OHGZ mineralization.

Mr. Jim Excell, President and CEO said: “The grades and widths of the mineralization from this infill drilling program continue to support our view of the long term prospects for underground mining at Lac des Iles.  A scoping study examining the economic viability of several exploitation scenarios for the OHGZ is nearing completion and the results will be released shortly.”

Table 1: 2007 Drilling Results, Offset Zone Infill Drilling(1)

Hole ID	From (m)	To (m)	Length (m)	Est. True Width (m)	Pd, Pt, Au (3E g/t)	Pd (g/t)	Pt (g/t)	Ni (%)	Cu (%)	Au (g/t)
07-001	273.00	293.00	20.00	16.0	10.00	8.71	0.49	0.19	0.18	0.80
incl	273.00	275.00	2.00		29.48	26.66	1.10	0.19	0.11	1.72
07-002	313.00	334.00	21.00	13.7	7.53	6.81	0.47	0.11	0.08	0.25
incl.	325.00	330.00	5.00		11.00	10.26	0.52	0.11	0.07	0.22
and	355.00	364.00	9.00	5.4	6.54	5.62	0.36	0.16	0.14	0.56
07-003	377.00	480.00	103.00	58.0	6.76	5.97	0.41	0.15	0.12	0.37

Hole ID	From (m)	To (m)	Length (m)	Est. True Width (m)	Pd, Pt, Au (3E g/t)	Pd (g/t)	Pt (g/t)	Ni (%)	Cu (%)	Au (g/t)
incl.	379.00	397.00	18.00		14.68	13.57	0.73	0.14	0.11	0.37
and	427.00	448.00	21.00		8.58	7.46	0.51	0.20	0.16	0.61
and	473.00	480.00	7.00		9.90	8.975	0.69	0.13	0.09	0.24
07-004	445.00	448.60	3.60	2.5	6.04	5.51	0.40	0.09	0.05	0.13
and	483.57	500.00	16.43	11.3	9.51	8.07	0.57	0.14	0.11	0.87
07-005	279.85	294.15	14.30	11.5	10.16	9.42	0.52	0.18	0.11	0.22
incl.	281.00	285.00	4.00		20.03	18.82	0.87	0.19	0.14	0.35
07-006	305.80	336.00	30.20	20.3	9.38	8.37	0.53	0.13	0.12	0.49
incl	314.00	323.65	9.65		14.40	13.04	0.69	0.13	0.11	0.68
07-007	350.00	373.00	23.00	15.3	13.74	12.33	0.62	0.24	0.16	0.78
incl	362.00	367.00	5.00		29.69	26.67	1.12	0.48	0.36	1.90
07-008	410.00	432.00	22.00	12.4	7.87	6.86	0.50	0.15	0.10	0.51
incl.	410.00	419.00	9.00		10.58	9.24	0.70	0.20	0.16	0.65
and	426.00	432.00	6.00		9.19	7.94	0.53	0.17	0.11	0.72
07-012	286.00	290.10	4.10	3.6	4.85	3.87	0.43	0.22	0.23	0.55
07-015	304.60	316.80	12.20	10.0	8.43	7.45	0.38	0.12	0.07	0.60
07-017	374.30	431.40	57.10	36.8	6.84	6.16	0.36	0.13	0.07	0.31
incl.	374.30	395.00	20.70		9.12	8.3	0.49	0.15	0.05	0.34
and	407.00	410.00	3.00		12.63	11.6	0.67	0.20	0.10	0.33
07-018	244.00	257.00	13.00	9.0	6.31	5.60	0.37	0.22	0.07	0.33
incl	253.00	257.00	4.00		9.32	8.21	0.46	0.29	0.12	0.64
07-019	377.20	394.00	16.80	13.0	9.41	8.31	0.63	0.15	0.11	0.47
incl.	380.20	384.00	3.80		18.94	17.03	1.11	0.24	0.18	0.80
07-020	417.00	425.00	8.00	7.0	6.55	5.83	0.43	0.12	0.07	0.29
07-021	480.27	552.00	71.73	33.8	6.51	5.76	0.40	0.18	0.11	0.34
incl.	480.27	503.25	22.98		8.06	7.05	0.52	0.20	0.12	0.48
incl.	496.27	503.25	6.98		13.89	12.64	0.74	0.23	0.08	0.49
07-022	414.00	460.80	46.80	29.0	7.06	6.03	0.49	0.13	0.14	0.54
incl.	414.00	425.80	11.80		8.45	7.26	0.58	0.11	0.11	0.61
and	491.00	500.00	9.00	5.6	9.30	8.55	0.45	0.06	0.06	0.29
07-023	332.79	336.00	3.21	2.4	3.23	2.90	0.23	0.06	0.04	0.10
07-024	373.15	378.00	4.85	3.3	8.58	6.78	1.19	0.16	0.19	0.61
and	398.00	405.00	7.00	4.8	7.32	6.37	0.57	0.12	0.09	0.38
07-028	249.00	253.00	4.00		3.56	3.02	0.45	0.13	0.10	0.10
and	395.00	400.00	5.00	3.5	4.64	3.94	0.50	0.06	0.06	0.21
07-029	438.00	449.00	11.00	7.1	8.91	7.80	0.59	0.11	0.10	0.53
and	489.00	504.00	15.00	9.7	7.45	6.69	0.43	0.11	0.08	0.33
07-030	Encountered tonalite-did not intersect Offset Zone
07-032	455.00	467.00	12.00	10.3	7.50	6.40	0.43	0.17	0.12	0.66
07-034	393.00	402.80	9.80	8.6	9.29	8.59	0.41	0.13	0.13	0.28
Incl.	400.00	402.80	2.80		18.21	17.09	0.72	0.14	0.12	0.40
and	415.35	427.25	11.90	10.4	13.96	13.24	0.55	0.09	0.02	0.16
07-035	439.20	441.15	1.95	1.6	16.72	15.35	0.89	0.08	0.06	0.48
07-036	Encountered tonalite-did not intersect Offset Zone

Hole ID	From (m)	To (m)	Length (m)	Est. True Width (m)	Pd, Pt, Au (3E g/t)	Pd (g/t)	Pt (g/t)	Ni (%)	Cu (%)	Au (g/t)
07-037	430.34	440.00	9.66	8.8	6.23	5.17	0.42	0.13	0.13	0.64
07-041	393.00	397.00	4.00	2.1	3.20	2.75	0.37	0.04	0.02	0.08
and	452.00	467.00	15.00	7.7	6.76	6.03	0.47	0.10	0.10	0.26
07-042	481.40	492.00	10.60	4.5	11.02	9.67	0.66	0.17	0.12	0.68
07-043	408.00	415.00	7.00	6.2	10.76	9.86	0.60	0.09	0.09	0.30
incl.	410.00	413.00	3.00		18.60	17.29	0.85	0.10	0.09	0.46
07-044	Encountered tonalite-did not intersect Offset Zone
07-045	Encountered tonalite-did not intersect Offset Zone
07-046	430.40	440.00	9.60	7.8	12.56	11.57	0.52	0.09	0.06	0.48
incl.	431.40	435.40	4.00		20.85	19.33	0.71	0.12	0.09	0.81
07-047	466.00	473.00	7.00	4.0	3.85	3.15	0.43	0.10	0.12	0.28
07-048	452.25	465.00	12.75	9.6	6.29	5.64	0.41	0.08	0.04	0.24
incl.	452.25	453.10	0.85		24.61	21.57	1.28	0.24	0.25	1.76
and	477.00	486.25	9.25	5.1	7.62	6.76	0.56	0.09	0.06	0. 30
07-049	432.50	481.00	57.50	35.5	7.09	5.76	0.77	0.20	0.20	0.56
incl.	441.30	462.00	20.70		9.47	7.59	1.04	0.26	0.28	0.83
and	468.00	476.00	8.00		8.59	6.93	0.90	0.27	0.27	0.76
07-050	Encountered tonalite-did not intersect Offset Zone

(1)          A listing of the drill hole collar information and previously released results (press release dated October 3, 2007) can be found on North American Palladium’s website at www.napalladium.com.

The assaying performed during this drilling campaign was subject to a formal quality assurance and quality control (QA/QC) program.  Diamond drill core is logged and split on site with split samples transported by the Company to Accurassay Laboratories, an independent accredited laboratory located in Thunder Bay, for analysis. Approximately 10% of the analyzed samples are sent to and re-sampled by ALS Chemex, a laboratory that is also independent of the Company. The check samples are being analyzed by ALS Chemex using the same procedures employed by Accurassay. Ms. Krista Nelson, P.Geo, a geologist employed by North American Palladium, is the Qualified Person who supervises the QA/QC work carried out for the OHGZ drilling program. The design and execution of this drilling program was done by the company’s exploration team under the supervision of Paul Nielsen, P.Geo, a Qualified Person, who has reviewed and approved the contents of this news release.

About North American Palladium

North American Palladium is one of North America’s largest producers of palladium.  The Company’s core palladium business at the Lac des Iles mine is strengthened by a significant contribution from platinum, nickel, gold and copper by-product metals.  The Company is actively progressing its three advanced exploration projects: the Offset High Grade Zone at its Lac des Iles Mine, the Shebandowan West Project, located approximately 100 kilometres from the mine, and the Arctic Platinum Project in Finland.  Please visit www.napalladium.com for more information.

For further information please contact:
Jim Excell
President and Chief Executive Officer
Tel: (416) 360-7971 Ext. 223
Email:  jexcell@napalladium.com

Linda Armstrong
Director, Investor Relations
(416) 360-7971 Ext. 226
Email: larmstrong@napalladium.com

Forward-Looking Statements

Certain information included in this press release, including any information as to our future financial or operating performance and other statements that express management’s expectations or estimates of future performance, constitute ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws.  The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’ and similar expressions identify forward-looking statements.  Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  These statements are based on certain factors and assumptions, including but not limited to, the assumption that market fundamentals will result in increased palladium demand and prices and sustained by-product metal demand and prices; the integrated operation of the Company’s underground mine and the open pit mine remain viable operationally and economically; financing is available on reasonable terms; expectations for blended mill feed head grade and mill performance will proceed as expected; new mine plan scenarios will be viable operationally and economically; and plans for mill production, sustainable recoveries from the Lac des Iles mine, exploration at Lac des Iles and elsewhere will all proceed as expected.  The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. These risks, uncertainties and other factors include, but are not limited to: metal price volatility; economic and political events affecting metal supply and demand; changes in the regulatory environment; fluctuations in ore grade or ore tonnes milled; geological, technical, mining or processing problems; future production; changes in the life-of-mine plan or the ultimate pit design; availability and increasing costs associated with mining inputs and labour; the speculative nature of exploration and development, including the risks of diminishing quantities or grades of mineral reserves; adverse changes in our credit rating; and the risks involved in the exploration, development and mining business. These factors are discussed in greater detail in the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.